Exhibit 99.1

Contact: Laurence P. Birch

Senior Vice President & Chief Financial Officer
847-229-2222

AKSYS ANNOUNCES FUNDING TERM SHEET WITH DURUS

Lincolnshire, IL – March 10, 2006 – Aksys®, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today announced a Term Sheet for an additional investment from Durus Life Sciences Master Fund Ltd. (“Durus”).

A summary of certain provisions of the Term Sheet is as follows:

•                  Durus would commit $5 million to Aksys at the initial closing.

•                  Durus would further provide Aksys with access under certain circumstances to a $5 million standby line of credit.

•                  As part of this financing, which is intended to support current operations, Durus would acquire newly issued shares of Aksys’ preferred stock, convertible into five million shares of Common Stock at $1.00 per share, and warrants to purchase five million shares of Common Stock for an exercise price of $1.10 per share.

•                  Approximately $15.8 million of subordinated promissory notes, held by Durus, would be exchanged with Aksys, and Aksys would issue approximately $15.8 million of senior secured notes to Durus.

•                  Durus would have the option to further invest up to an additional $15 million for convertible preferred stock and warrants on the same terms.

•                  The Aksys Rights Agreement would be terminated.

•                  Durus would be entitled to designate a majority of the members of Aksys’ Board of Directors, thereby taking control of management of Aksys.

•                  All past responsibilities for Durus to reduce its ownership in Aksys’ common stock and certain other restrictive covenants concerning Durus would be eliminated.

“We are extremely excited to move forward and embrace our future by resolving a number of uncertainties surrounding the Aksys stock and to welcome Durus’ representatives more formally under the Aksys umbrella,” said Larry Birch, Chief Financial Officer of Aksys, Ltd. “We expect this funding arrangement to provide the company with sources of capital beyond 2006.”

The Term Sheet is nonbinding and is subject to a number of conditions including negotiation of definitive agreements between Durus and Aksys. The foregoing description of the Term Sheet does not purport to be complete and is qualified in its entirety by reference to the Term Sheet which is filed as an exhibit to the Aksys Current Report on Form 8-K in which this press release is filed.

ABOUT THE COMPANY

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Aksys was the 2005 recipient of the Frost & Sullivan Medical Devices Award. In selecting Aksys for the award, Frost & Sullivan named the Aksys Personal PHD System the “Enabling Technology of the Year.”  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) our ability to obtain sufficient capital on acceptable terms to run our business; (ii) risks and uncertainties relating to the Company’s ability to satisfy the continued listing requirements of the NASDAQ Capital Market; (iii) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (iv) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (v) risks related to quality control issues and consistency of service applicable to the PHD System; (vi) market, regulatory reimbursement and competitive conditions; (vii) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (viii) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (ix) changes in QSR requirements; and (x) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.